Exhibit 10.1

[PEABODY ENERGY CORPORATION LETTERHEAD]

March 1, 2005

PERSONAL AND CONFIDENTIAL

Gregory H. Boyce
11012 Clayton Road
St. Louis, MO 63131

Dear Greg:

This letter agreement (the “Letter Agreement”) will summarize the basic terms which Peabody Energy Corporation (the “Company”) believes would be appropriate to govern a continued employment relationship between you and the Company. As you know, the Company has elected you as its new President and Chief Executive Officer, to be effective January 1, 2006 (the “Effective Date”). However, the Company believes that a gradual transfer of the duties and responsibilities of the Company’s current Chief Executive Officer to you over the balance of 2005 is an essential step to ensure a smooth transition in connection with the succession of the Company’s current Chief Executive Officer.

Accordingly, the actual transfer of duties and responsibilities from the Company’s current Chief Executive Officer to you would occur from time to time from the announcement until the close of business on December 31, 2005. The title of President and Chief Executive Officer and any and all duties and responsibilities associated therewith would be fully transferred to you effective as of the Effective Date. As a result, until the end of calendar year 2005, you would continue to be employed by the Company as its President and Chief Operating Officer under the terms and conditions of that certain Employment Agreement made as of October 1, 2003, between you and the Company, as previously amended (the “Existing Employment Agreement”). You agree that the assumption of these additional duties and responsibilities during the balance of 2005, would not constitute Good Reason for purposes of the Existing Employment Agreement or any other relevant agreement between you and the Company.

In order to induce you to continue to serve the Company in your current position while working in close collaboration with the Company’s current Chief Executive Officer until December 31, 2005, and in an effort to secure your continued services as the Company’s new President and Chief Executive Officer on and after the Effective Date, the Company agrees to enter into an Amended and Restated Employment Agreement effective on the Effective Date, in the form attached hereto as Exhibit A and incorporated herein by reference.

Gregory H. Boyce
March 1, 2005

Please confirm your agreement with the foregoing (including, but not limited to, the terms and conditions of the Amended and Restated Employment Agreement attached hereto as Exhibit A and incorporated herein by reference) by signing and dating the enclosed duplicate copy of this Letter Agreement and returning that copy to me, or contact me with any questions or comments you may have.

Very truly yours,

PEABODY ENERGY CORPORATION

By:	/s/ ROBERT B KARN

Its:	Chairman of Compensation Committee

AGREED AND ACCEPTED:

/s/ GREGORY H BOYCE
Signature

February 28, 2005
Date